Exhibit 97
Wolverine World Wide, Inc.
Policy for Recovery of Incentive Compensation
It is the policy of Wolverine World Wide, Inc. (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.

Policy Administration and Definitions
This Policy is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”) and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).

For purposes of this Policy:

»    “Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023, and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

»     “Covered Executive” means any executive officer of the Company as defined under Rule 10D-1.
»     “Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy all as

WOLVERINE WORLD WIDE, INC. | RECOVERY OF INCENTIVE COMPENSATION |VERSION: APRIL 30, 2025

determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years.

If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined without regard to any taxes paid with respect to such compensation. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives. The Company shall be able to enforce the recovery, reimbursement and/or cancellation obligations described in this Policy by all legal means available. No recovery or reimbursement of Incentive-Based Compensation under this Policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Covered Executive and the Company.

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. The Company shall not indemnify any Covered Executive against any liability or loss (including, without limitation, the loss of any Incentive-Based Compensation pursuant to this Policy, any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executive to fund potential recovery obligations under this Policy, or any judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of any Covered Executive) incurred by such Covered Executive in connection with or as a result of any action taken by the Company to enforce this Policy (a “Clawback Proceeding”), or provide any indemnification

WOLVERINE WORLD WIDE, INC. | RECOVERY OF INCENTIVE COMPENSATION |VERSION: APRIL 30, 2025

or advancement of expenses (including attorneys’ fees) incurred by such Covered Executive in connection with any such Clawback Proceeding.

Each Covered Executive shall be required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such individual will agree to be bound by, and to comply with, the terms and conditions of this Policy.

The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion, subject to applicable law, and the Committee may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

Last Amended: April 30, 2025

WOLVERINE WORLD WIDE, INC. | RECOVERY OF INCENTIVE COMPENSATION |VERSION: APRIL 30, 2025

Exhibit A

WOLVERINE WORLD WIDE, INC.
POLICY FOR RECOVERY OF INCENTIVE COMPENSATION
ACKNOWLEDGEMENT FORM

    By signing below, the undersigned executive (the “Covered Executive”) acknowledges and confirms that the Covered Executive has received and reviewed a copy of the Wolverine World Wide, Inc. Policy for Recovery of Incentive Compensation (as may be amended, restated, supplemented, or otherwise modified from time to time, and together with any plan, program, or agreement providing for the repayment of compensation, the “Policy”), and, in addition, the Covered Executive acknowledges and agrees that, for good and valid consideration, including continuing participation in Wolverine World Wide, Inc.’s (the “Company”) cash and equity incentive compensation programs, the receipt and sufficiency of which the Covered Executive hereby acknowledges, the Covered Executive will be bound by and abide by the Policy.

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Signature
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Print Name
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Date

WOLVERINE WORLD WIDE, INC. | RECOVERY OF INCENTIVE COMPENSATION |VERSION: APRIL 30, 2025